Exhibit 99

Investor Contact	Media Contact
Matt Rohrmann	Anna Kukowski
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	anna.kukowski@axiscapital.com
(212) 940-3339	(212) 715-3574

AXIS APPOINTS MICHAEL MILLEGAN AND AXEL THEIS TO BOARD OF DIRECTORS

PEMBROKE, Bermuda, February 25, 2021 – AXIS Capital Holdings Limited ("AXIS Capital") (NYSE:AXS) today announced that Michael Millegan and Axel Theis have been named to the Company’s Board of Directors, effective April 1. Mr. Millegan has been appointed to the Board’s Audit and Compensation Committees and Dr. Theis will serve on its Audit and Risk Committees.

“Michael and Axel are respected and accomplished global business leaders who each bring tremendous wisdom and perspective, gleaned from their years of experience working at the highest levels of world class organizations,” said Henry Smith, Chairman of AXIS Capital. “Their insights will be invaluable in guiding and challenging the Company to further accelerate its progress and drive profitable growth.”

Added Mr. Smith, “We will benefit from Michael’s deep leadership expertise which crosses digital technology and platforms, cyber security, supply chain management, and sales and marketing. Axel brings a wealth of insurance industry knowledge including an expansive understanding of the global P&C space.”

The appointment of Mr. Millegan and Dr. Theis to the AXIS Board is part of a multi-year succession planning strategy to ensure there is balance between longer-tenured directors and perspectives of newer directors. With the addition of Mr. Millegan and Dr. Theis, the Board of Directors will consist of eleven members, ten of whom are independent. Over the past 18 months, the Company has added four new Directors to the Board.

“The (re)insurance industry is going through a period of digital transformation that is impacting all aspects of how carriers do business. I look forward to working with AXIS leadership to help the Company further leverage data and technology to advance its business priorities,” added Mr. Millegan.

“AXIS is a company with great potential and significant positive momentum in its core underwriting performance. I look forward to working with the Board and AXIS management team to build upon the significant work that has been done, and help take the business to the next level,” said Dr. Theis.

About Michael Millegan

Mr. Millegan has held numerous executive leadership and management positions within Verizon, where he led large-scale and large-scope business units, and helped to usher in and navigate through significant transformation in the telecom industry. As President of Verizon Global Wholesale Group, he was responsible for $11 billion in sales revenue, 13,000 employees, and $1 billion in capital spending, as well as leading the Verizon Digital Media Services Group. Mr. Millegan presently serves as Founder and CEO of Millegan Advisory Group 3 LLC and is a public Board Director for the Portland General Electric Company, as well as for CoreSight Realty Corporation. He holds a bachelor’s degree and MBA from Angelo State University.

About Axel Theis

Dr. Theis has been at the helm of 12 different companies during a distinguished career in (re)insurance that spanned more than three decades. Most recently, he served for five years as a member of the Board of Management of Allianz. This was immediately preceded by an eight-year tenure as CEO of Allianz Global Corporate & Specialty SE, following several years as CEO of Allianz Global Risks Rückversicherungs. Dr. Theis currently serves on the Board of ProCurand GmbH & Co KG and chairs the ProCurand Foundation. He also sits on the Board of two start-ups. He received a doctorate in law from the Eberhard Karl University of Tübingen.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at December 31, 2020, of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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